EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 8, 2009, relating to the consolidated financial statements of Hutchinson Technology Incorporated and subsidiaries (the “Company”) (which report expresses an unqualified opinion) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion on the effectiveness of the Company's internal control over financial reporting) appearing in the Annual Report on Form 10-K of the Company for the year ended September 27, 2009.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 17, 2009